Exhibit 10.2

OPTION AGREEMENT

The following agreement will specifically detail the option program attached to the purchase of shares in DRS Inc.’s PPM.  The minimum investment made in the Private Placement Memorandum dated 12/14/2006, is $10,000 US dollars to receive a lower cost option.

The option program is offered exclusively to the original “seed investors” of DRS Inc. during its Private Placement. The “seed investor” will be allowed to purchase an equal number of shares to its original shares, based on the total dollars spent.  Each investor will have the right to exercise one or more of the option choices best suited to his or her investment goals, within the specified time restrictions stated within each option.  Thus, the investor can choose to purchase additional shares under one or more of the four option programs, allowing for the maximum purchase of three times the number of shares made in his original investment.

Option 1.  For every share purchased by a “seed investor “ of $5,000 dollars or more through the PPM, the investor will have the right to exercise an option allowing him to purchase another share at the original investment price of $.75 cents per share.  The option period will be valid for twelve months from the date of the original PPM investment.  The number of shares in the option agreement available to be exercised is tied to the precise number of shares purchased in the original PPM investment.  A minimum investment of $5,000.00 US dollars, gives the investor the right to purchase a maximum of $5,000 dollars of additional shares at $.75 cents per share. The greater the number of shares purchased in the original investment, the greater the number of additional shares each investor has the right to buy at the initial $.75 cents per share within a twelve-month period.

Option 2.  For an investment of $10,000 dollars to $49,999 dollars, the “seed investor will be granted an option to purchase a like number of shares purchased in the original PPM investment for $.50 cents per share for an option period of twelve months from the date of the original PPM investment.

Option 3. For an investment of $50,000 dollars to $99,999 dollars, the “seed investor” will be granted an option to purchase a like number of shares purchased in the original PPM investment for $.50 cents per share for an option period of twelve months from the date of the original PPM investment.  In addition, the “seed investor” will be granted an option to purchase a like number of shares as in the original PPM purchase for $.35 cents per share for an option period of twelve months from the date of the original PPM investment.

Option 4. For an investment of $100,000 dollars or more, the “seed investor” will be granted an option to purchase a like number of shares purchased in the original PPM investment for $.50 cents per share for an option period of twelve months from the date of the original PPM investment.  In addition, the “seed investor” will be granted an option to purchase a like number of shares as in the original PPM purchase for $.35 cents for an option period of twelve months from the date of the original PPM investment.  In addition, this “seed investor” receives a third option to purchase a like number of shares as in the original investment in the PPM for $.25 cents per share with an option period of twelve months from the date of the original PPM investment.

  Note.    This option program offers each individual investor the benefits of low costs, along with flexibility of choice. The larger the initial investment, the greater the advantage to the investor who chooses to utilize all option programs to purchase additional shares.

Dated______________

Initial
  Option 1________
  Option 2________
  Option 3________
  Option 4________

Investor/shareholder	DRS Inc.

Dated___________________	Dated__________________